Exhibit 23.4
Consent of IntraSearch, Inc.
Westmoreland Coal Company
2 North Cascade Avenue, 14th Floor
Colorado Springs, CO 80903
Ladies and Gentlemen:
We hereby consent to the summary of the information contained in our estimate of the coal reserves of Westmoreland Resources, Inc., as of January 1, 1980, which was dated February 1980, under the caption “Properties” in the prospectus appearing in your Registration Statement on Form S-1 to which this consent is an exhibit. We also consent to the reference to our firm under the heading “Experts” in such prospectus.
Very truly yours,
/s/ Raymond P. Platt
Raymond P. Platt, Owner
IntraSearch, Inc.
June 19, 2007